EXHIBIT 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Catheter Precision, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1), (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock (3)	457(o)	----	—	$ 5,000,000 (4)	.0001476	$738.00
Equity	Pre-Funded Warrants	457(g)			$ —- (5)	----	---
Equity	Common Stock Underlying Pre-Funded Warrants	457(o)			$ —- (4)	----	---
Equity	Underwriter Warrants(6)	457(g)			$ —- (5)	----	---
Equity	Common Stock Underlying Underwriter Warrants (6)	457(o)			$ 465,000	.0001476	$68.63
	Total Offering Amounts				$ 5,465,000	.0001476	$806.63
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due						$ 806.63

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such an indeterminate amount of shares of common stock as may become issuable to prevent dilution resulting from stock splits, stock dividends and similar events.

(3) Includes shares that may be purchased by the underwriters pursuant to their option to purchase additional common shares to cover over-allotments.

(4) The proposed maximum aggregate offering price of the common stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants sold in the offering, and, as such, the proposed maximum aggregate offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $5,000,000.

(5) Pursuant to Rule 457(g) of the Securities Act, no separate registration fee is required for the warrants because the warrants are being registered in the same registration statement as the common stock issuable upon exercise of the warrants.

(6) We have agreed to grant to the underwriter a warrant covering a number of shares of common stock equal to 6% of the Shares (including any sold as a result of the exercise of the underwriters’ over-allotment option) sold by the underwriter in this public offering (the “Underwriter Warrant”). The Underwriter Warrant will be exercisable commencing on the date of issuance and until the fifth anniversary of the commencement of sales of this offering. The Underwriter Warrant will be exercisable at a price equal to 155% of the public offering price. We have registered the Underwriter Warrant and the shares underlying the Underwriter Warrant in this offering.  Accordingly, as estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o), the proposed maximum aggregate offering price of the common stock underlying the Underwriter Warrant is $465,000, which is equal to 155% of $300,000 (6% of the proposed maximum aggregate offering price of $5,000,000).